EXHIBIT 99.1

FOR IMMEDIATE RELEASE

UPDATE - Lightbridge Reports Financial Results for the Second Quarter of 2019 and

Provides Business Update on Enfission and Other Developments

RESTON, Va. – August 7, 2019 – Lightbridge Corporation (NASDAQ: LTBR), a nuclear fuel developer, today provided a business update and reported financial results for the second quarter ended June 30, 2019.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We continue to work towards major near-term milestones, including production of commercial-length fuel rods with surrogate materials, as well as a contract with a major US nuclear utility for a Lead Test Rod program. While this commercial contract with a utility is taking longer than expected, we continue to advance the process and solidify our collaboration goals. Our Enfission GENESIS project recently received via Framatome, our partner in Enfission, its first specific funding award from DOE, through a Gateway for Accelerated Innovation in Nuclear (GAIN) voucher. This voucher enables Framatome to apply focused attention on key licensing steps to commercialize Lightbridge Fuel.”

“We are also gaining attention at the strategic level. In May, we announced that we entered into a Memorandum of Understanding with NuScale Power, which is developing the country’s first small modular reactor, to develop research and testing programs in order to explore the application of our nuclear fuel technology, which is well suited for NuScale’s natural circulation design. Our advanced fuel design is expected to increase core performance, extend core life, reduce refueling outages and offer reduced levelized cost of electricity. We look forward to finalizing a definitive agreement with NuScale Power and contributing to optimizing their advanced nuclear reactor design.”

“We continue to expand our intellectual property portfolio as we advance towards commercialization. In June, we received a Notice of Allowance for a new patent related to our innovative metallic fuel rod and fuel assembly under the Eurasian Patent Convention, which includes Russia and other territories across Eurasia. More recently, Europe and Eurasia awarded us patents for a fuel assembly design incorporating multi-lobe metallic fuel rods for use in CANDU heavy water reactors, which follow similar patents the United States and China awarded to us. In addition to inherent economic and safety benefits, our fuel enables longer refueling cycles, which is key to extending the life of existing plants. We believe that a strong patent portfolio will help establish and sustain leadership in key global markets.”

RECENT RESEARCH AND DEVELOPMENT ADVANCEMENTS

•	Completed preliminary U-Zr casting studies to support fabrication process specifications

•	Completed non-destructive examination (NDE) strategy for fuel rod inspection and quality control

•	Completed parametric neutronics studies to optimize Lightbridge Fuel™ rod geometry

•	Completed ANSYS model for fuel rod geometry optimization studies

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Financial Highlights

•	Cash and cash equivalents were $21.0 million at June 30, 2019 compared to $24.6 million at December 31, 2018.

•	Total assets were $23.4 million at June 30, 2019 and total liabilities were $0.5 million at June 30, 2019.

•	Total equity offerings raised $2.9 million in net proceeds for the first half of 2019 compared to net proceeds of $29.8 million for the first half of 2018.

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Total investment made in the Enfission joint venture, used primarily for research and development work conducted by Enfission in the first half of 2019, was $3.5 million compared to $5.2 million for the first half of 2018. This Enfission joint venture was formed in January 2018.

•	Stockholders’ equity was $22.9 million at June 30, 2019 compared to $25.9 million at December 31, 2018.

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General and administration expenses for Q2 2019 were $1.2 million compared to $1.4 million for the Q2 2018. There was a decrease in professional fees of approximately $0.2 million due to a decrease in accounting and other professional fees.

•	Other operating expenses were $1.7 million for Q2 2019, consisting of our equity in the loss from the Enfission joint venture of $2.0 million, which consisted primarily of research and development expenses, offset by our income from the research and development support we provided to Enfission of $0.3 million. Other operating expenses were $1.6 million for Q2 2018, consisting of our equity in loss from the Enfission joint venture of $1.8 million, which consisted primarily of research and development expenses, offset by our income from the research and development support we provided to Enfission of $0.2 million.

•	Lightbridge’s research and development expenses (not including Enfission’s research and development expenses mentioned above) for Q2 2019 were $0.5 million compared to $0.5 million for Q2 2018.

•	Net loss was $3.3 million for Q2 2019 compared to $3.5 million for Q2 2018.

2019 Second Quarter Conference Call

Lightbridge will host a conference call on Thursday, August 8th at 3:00 p.m. Eastern Time to discuss the company’s financial results for the second quarter ending June 30, 2019, as well as the Company’s corporate progress and other meaningful developments.

Interested parties can access the conference call by calling 877-407-0778 for U.S. callers, or +1-201-689-8565 for international callers. The call will be available on the Company’s website via webcast at http://ir.ltbridge.com/events.cfm. The conference call will be led by Seth Grae, President and Chief Executive Officer, and other Lightbridge executives will also be available to answer questions. Questions may also be submitted in writing before or during the conference call to ir@Ltbridge.com.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through 3:00 p.m. on September 9, 2019, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1-919-882-2331 (international callers) and entering conference ID: 50549.

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About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is a nuclear fuel technology development company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future reactors, which significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. In January 2018, Lightbridge and Framatome, Inc. formed a 50-50 joint venture, Enfission, LLC, to develop, license, manufacture, and sell nuclear fuel assemblies based on Lightbridge-designed metallic fuel technology and other advanced nuclear fuel intellectual property. Enfission has the exclusive rights to this technology and is responsible for the development of manufacturing processes and fuel assembly designs for pressurized water reactors (PWRs), boiling water reactors (BWRs), water-cooled small modular reactors, and water-cooled research reactors developed around this intellectual property. PWRs and BWRs constitute the most widely used reactor types in the world. Four large electric utilities that generate about half the nuclear power in the US already advise Lightbridge on fuel development and deployment. In addition to distributions from Enfission based on the parties’ ownership interest in the joint venture, Lightbridge anticipates receiving future licensing revenues in connection with sales by Enfission of nuclear fuel incorporating its intellectual property. Lightbridge also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. For more information please visit: www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at http://ir.ltbridge.com/alerts.cfm.

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and outcome of research and development activities and other steps to commercialization of Lightbridge Fuel™, the Company’s entry into a commercial utility agreement, and the Company’s anticipated financial resources and position. . These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company’s product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company’s ability to manage its business effectively in a rapidly evolving market; as well as other factors described in Lightbridge’s filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman

Tel. +1 855-379-9900

*** tables follow ***

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Lightbridge Corporation

Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2019	2018

Current Assets
Cash and cash equivalents	$20,975,684	$24,637,295
Other receivable from joint venture	507,274	93,253
Prepaid expenses and other current assets	154,804	36,745
Total Current Assets	21,637,762	24,767,293

Investment in Joint Venture	64,387	—
Patent costs	1,706,192	1,577,421
Total Assets	$23,408,341	$26,344,714

Current Liabilities
Accounts payable and accrued liabilities	$468,706	$258,056
Investee losses in excess of investment	-	218,263
Total Current Liabilities	$468,706	$476,319

Commitments and contingencies – (Note 5)

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares:
Convertible Series A preferred shares, 785,877 shares and 813,624 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively (liquidation preference $2,641,239 and $2,640,862 at June 30, 2019 and December 31, 2018, respectively)	$785	$813
Convertible Series B preferred shares, 2,666,667 shares issued and outstanding at June 30, 2019 and December 31, 2018 (liquidation preference $4,413,361 and $4,262,855 at June 30, 2019 and December 31, 2018, respectively)	2,667	2,667
Common stock, $0.001 par value, 100,000,000 authorized, 37,605,914 shares and 32,862,090 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	37,606	32,863
Additional paid-in capital	132,813,643	129,329,674
Accumulated deficit	(109,915,066)	(103,497,622)
Total Stockholders’ Equity	$22,939,635	$25,868,395
Total Liabilities and Stockholders’ Equity	$23,408,341	$26,344,714

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Lightbridge Corporation

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue	$-	$-	$-	$-

Operating Expenses
General and administrative	1,230,154	1,453,030	2,587,916	3,676,620
Research and development	545,118	538,031	1,467,353	1,449,065
Total Operating Expenses	1,775,272	1,991,061	4,055,269	5,125,685

Other Operating Income and (Loss)
Other income from joint venture	305,375	187,031	660,656	587,374
Equity in loss from joint venture	(1,962,318)	(1,773,445)	(3,257,350)	(2,801,772)
Total Other Operating Income and (Loss)	(1,656,943)	(1,586,414)	(2,596,694)	(2,214,398)
Operating Loss	(3,432,215)	(3,577,475)	(6,651,963)	(7,340,083)

Other Income and (Expenses)
Interest income	125,298	60,462	234,519	84,019
Financing costs	-	-	-	(982,436)
Total Other Income and (Expenses)	125,298	60,462	234,519	(898,417)

Loss before income taxes	(3,306,917)	(3,517,013)	(6,417,444)	(8,238,500)
Income taxes	-	-	-	-
Net loss	$(3,306,917)	$(3,517,013)	$(6,417,444)	$(8,238,500)

Accumulated preferred stock dividend	(121,703)	(119,000)	(242,518)	(214,667)
Deemed additional dividend on preferred stock dividend due the beneficial conversion feature	(51,814)	(49,373)	(103,185)	(85,680)
Deemed dividend on issuance on Series B convertible preferred stock due to beneficial conversion feature	-	-	-	(2,624,836)
Net loss attributable to common stockholders	(3,480,434)	(3,685,386)	(6,763,147)	(11,163,683)
Net Loss Per Common Share, Basic and Diluted	$(0.09)	$(0.14)	$(0.19)	$(0.50)
Weighted Average Number of Common Shares Outstanding	36,774,571	25,702,352	35,708,731	22,484,840

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Lightbridge Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
	2019	2018
Operating Activities
Net Loss	$(6,417,444)	$(8,238,500)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock-based compensation	572,285	1,421,745
Write off of deferred financing costs	-	982,436
Equity in loss from joint venture	3,257,350	2,801,772
Changes in operating working capital items:
Accounts receivable - fees and reimbursable project costs	-	10,400
Other receivable from joint venture	(414,021)	(414,957)
Prepaid expenses and other current assets	(118,059)	(37,794)
Accounts payable and accrued liabilities	210,650	254,131
Net Cash Used in Operating Activities	(2,909,239)	(3,220,767)

Investing Activities
Investment in joint venture	(3,540,000)	(5,217,000)
Patent costs	(128,771)	(138,980)
Net Cash Used in Investing Activities	(3,668,771)	(5,355,980)

Financing Activities
Net proceeds from the issuance of common stock	2,916,399	25,868,716
Net proceeds from the issuance of preferred stock	-	3,900,001
Net Cash Provided by Financing Activities	2,916,399	29,768,717

Net (Decrease) Increase in Cash and Cash Equivalents	(3,661,611)	21,191,970

Cash and Cash Equivalents, Beginning of Period	24,637,295	4,515,398

Cash and Cash Equivalents, End of Period	$20,975,684	$25,707,368

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period:
Interest paid	$-	$-
Income taxes paid	$-	$-
Non-Cash Financing Activity:
Deemed dividend on issuance Series B convertible preferred stock due to beneficial conversion feature	$-	$2,624,836
Accumulated preferred stock dividend	$345,703	$214,667
Conversion of Series A convertible preferred stock to common stock and payment of paid-in-kind dividends to Series A preferred stockholder	$91,635	$-

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